DISABILITY BENEFIT PAYMENT RIDER

BENEFIT

We will provide one of the following after the Insured's Total Disability has continued for 6 consecutive months and a claim for Total Disability has been approved.

                  1. If Total Disability starts before age 60, we will credit the Disability Benefit Amount to the value of this policy on each Monthly Anniversary Day, as shown on the Policy Schedule, while Total Disability continues.

                  2. If Total Disability starts on or after age 60, but before age 65, we will credit the Disability Benefit Amount to the value of this policy on each Monthly Anniversary Day prior to age 70 while Total Disability continues.

Age

Insured's age 60 or 65 means the policy anniversary nearest the Insured's 60th or 65th birthday, respectively.

Total Disability

Total Disability is disability which:


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                  1.       Results from bodily injury or disease; and

                  2. Prevents the Insured from engaging in an occupation. During the first 24 months of disability, an occupation is the occupation of the Insured at the time disability began; this includes attendance as a student at a school or college. After the first 24 months of disability, an occupation is any occupation for which the Insured is qualified by education, training, or experience.

Even if the Insured engages in an occupation, the total, permanent loss of the use of one of the following is considered a total disability:

                  1.       Both eyes; or

                  2.       Both hands; or

                  3.       Both feet; or

                  4.       One hand and one foot.

Limitations

No amount will be paid under this rider if the Insured's disability results from:

          1.   Voluntary self-inflicted injury, whether sane or insane; or

          2.   War or an act of war, whether declared or not; or

          3. Injury, disease, or infection which first manifested itself before or at the time of application for this rider unless noted on the application for this rider; or

          4. Injury, disease, or infection which first manifested itself before reinstatement of this rider if lapsed and then reinstated, unless noted on the application of reinstatement.

Notice of Claim

Written notice of a claim must be given to our Home Office during:

                  1.       The Insured's lifetime; and

                  2.       The continuance of total disability.


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Failure to give  notice will not  invalidate  a claim if it is shown that notice was given as soon as reasonably possible. No monthly payment due more than one year prior to proof of claim will be waived.

Prior to the approval of any claim, we will have the right to have one or more physicians examine the Insured at our expense as often as we may reasonably require.


Requirements

Total Disability of an Insured must:

          1. Require regular treatment by a licensed physician other than the Insured;

          2. Be caused by accidental bodily injury occurring, or disease first manifesting itself, after the effective date of this rider but before age 65;

          3.   Continue for 6 consecutive months; and

          4. Start when this rider and this policy are in force with respect to the Insured.


Proof of Continuance

After the approval of a Total Disability claim, we may:

          1.   Require due proof of the continuance of Total Disability; and

          2. Have one or more physicians designated to examine the Insured at reasonable intervals at our expense.

After Total Disability has continued for 2 full years, we will not require proof of examination more than once a year.

Disability Benefits will not be credited to the Policy if:

          1. Proof of continuance of Total Disability is not furnished upon request; or

          2.   The Insured fails to submit to examination.

Notice of Recovery


The Owner shall give immediate notice to us when the Insured recovers from Total Disability.


Recurrence of Prior Disability

If, following recovery from a Total Disability which has continued for at least 6 consecutive months, the Insured suffers another Total Disability which:

          1.   Begins within 30 days of recovery; and

          2.   Is due  to  the  same  or  related  causes  as  the  prior  Total
               Disability;

then, Total Disability shall be deemed to have been continuous.

Incontestability

We will not contest this rider after it has been in force, in the absence of fraud, during the Insured's lifetime for two years from the effective date of this rider or the effective date of reinstatement.

Termination

The benefit will terminate if:

          1. If any monthly payment for this policy or benefit is not paid before the end of the grace period; or

          2. If the policy is surrendered or lapsed according to the Policy Values Provisions; or

          3. If reduced paid up insurance is purchased with the policy's cash surrender value; or

          4.   If the policy terminates for any reason; or

          5. On the Insured's age 65, unless monthly payments are then being paid under this rider; or

          6. When monthly payments terminate, if monthly payments are being paid under this rider at the Insured's age of 65; or

          7.   On written request to us.



Reinstatement

This rider may be reinstated if:

          1.   The Insured is an insurable risk acceptable to us; and

          2.   The reinstatement provision of the policy is also satisfied.

Effective Date

If this benefit is included in the policy at issue, the effective date will be shown on the Policy Schedule. If this benefit is added to a policy already in force, the effective date will be shown on the Policy Contract Amendment.

The benefit will take effect provided:

          1. The monthly cost of insurance is deducted from the Accumulated Value during the Insured's lifetime; and

          2. The Insured's risk class has not changed since the application for this benefit.

Consideration

This rider is part of the policy to which it is attached. It is issued in consideration of the application and its cost of insurance. The cost of insurance for this rider is deducted from the Accumulated Value at the same time and in the same manner as the cost of insurance for the policy.

Cost of Insurance

The monthly cost of insurance for this rider is equal to the product of A times B times C where:

          A - is a factor based on the attained age and sex of the Insured and is shown in the table below; and

          B - is the classification factor for this rider and if included in the policy at issue is shown on the Policy Schedule. If this rider is added to a policy already in force the classification factor will be shown on the Policy Contract Amendment; and

          C - is the Disability Benefit payment amount.







                                                                           TABLE OF FACTORS
                                                                        (Described in A Above)
                                                           For Determining Cost of Insurance for this Rider
        Attained                                        Factor            Attained                                    Factor
            Age                    Male                  Female              Age            Male                       Female

             5                     0.042                  0.055              35             0.044                       0.074
             6                     0.042                  0.055              36             0.046                       0.074
             7                     0.042                  0.055              37             0.046                       0.074
             8                     0.042                  0.055              38             0.047                       0.074
             9                     0.042                  0.055              39             0.047                       0.074
            10                     0.042                  0.058              40             0.047                       0.074
            11                     0.042                  0.060              41             0.048                       0.074
            12                     0.042                  0.064              42             0.048                       0.074
            13                     0.042                  0.067              43             0.049                       0.074
            14                     0.042                  0.070              44             0.050                       0.074
            15                     0.042                  0.071              45             0.052                       0.074
            16                     0.042                  0.072              46             0.053                       0.074
            17                     0.042                  0.072              47             0.055                       0.076
            18                     0.042                  0.072              48             0.056                       0.077
            19                     0.042                  0.072              49             0.060                       0.078
            20                     0.042                  0.072              50             0.064                       0.080
            21                     0.042                  0.073              51             0.068                       0.084
            22                     0.042                  0.073              52             0.073                       0.089
            23                     0.042                  0.073              53             0.078                       0.092
            24                     0.042                  0.073              54             0.085                       0.096
            25                     0.042                  0.073              55             0.094                       0.100
            26                     0.043                  0.073              56             0.102                       0.012
            27                     0.043                  0.073              57             0.115                       0.104



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            28                     0.044                  0.073              58             0.122                       0.107
            29                     0.044                  0.073              59             0.134                       0.111
            30                     0.044                  0.073              60             0.143                       0.118
            31                     0.044                  0.073              61             0.152                       0.126
            32                     0.044                  0.074              62             0.161                       0.131
            33                     0.044                  0.074              63             0.169                       0.139
            34                     0.044                  0.074              64             0.175                       0.145


Signed for the Pan-American Assurance Company at its Home Office in New Orleans, Louisiana.


                                                       /s/Ted Tumminello
                                                 Vice President, General Counsel
                                                           and Secretary